AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ATLANTIC UNION BANKSHARES CORPORATION

I.  Name

The name of the corporation is Atlantic Union Bankshares Corporation.

II.  Purpose

The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act.

III.  Capital Stock

The Corporation shall have authority to issue two hundred million (200,000,000) shares of Common Stock, par value $1.33 per share, and five hundred thousand (500,000) shares of Serial Preferred Stock, par value $10.00 per share.

A.  Serial Preferred Stock

1.     Issuance in Series. Authority is hereby vested in the Board of Directors to divide the Serial Preferred Stock into and cause the Serial Preferred Stock to be issued in series, to designate each series so as to distinguish the shares thereof from the shares of all other series or classes, to fix the number of shares of each series, and to fix and determine the variations in the relative rights and preferences of each series within the limitations hereinafter set forth in this paragraph. All shares of Serial Preferred Stock shall be identical except as to the following relative rights and preferences, which may be fixed and determined by the Board of Directors and as to which there may be variations between different series:

(a)   the rate of dividend, if any, payable on shares of such series, the time of payment and the dates from which dividends shall be cumulative if such dividends shall be cumulative, and the extent of participation rights, if any, of the shares of such series;

(b)   any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action;

(c)   the price at and the terms and conditions on which shares may be redeemed;

(d)   the amount payable upon shares in the event of involuntary liquidation;

(e)   the amount payable upon shares in the event of voluntary liquidation;

(f)    any sinking fund provisions for the redemption or purchase of shares; and

(g)   the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.

2.     Dividends. The holders of the Serial Preferred Stock of each series as to which the Board of Directors shall have specified a rate of dividend shall be entitled to receive, if and when declared payable by the Board of Directors, dividends at the dividend rate for such series, and not exceeding such rate except to the extent of any participation right. Such dividends shall be payable on such dates as shall be specified for such series. Dividends, if cumulative and in arrears, shall not bear interest.

No dividends shall be declared or paid upon or set apart for the Common Stock or for stock of any other class hereafter created ranking junior to the Serial Preferred Stock in respect to dividends or assets (hereinafter called “Junior Stock”), or for any shares of Serial Preferred Stock which are entitled to participate with the Common Stock, and no shares of Serial Preferred Stock, Common Stock or Junior Stock shall be purchased, redeemed or otherwise reacquired for a consideration, nor shall any funds be set aside for or paid to any sinking fund therefor, unless and until (i) full dividends on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment wish respect to all past dividend periods, to the extent that the holders of the Serial Preferred Stock are entitled to dividends with respect to any past dividend period, and the current dividend period, and (ii) all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made. Unless full dividends with respect to all past dividend periods on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, to the extent that holders of the Serial Preferred Stock are entitled to dividends with respect to any particular past dividend period, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment and all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made, no distributions shall be made to the holders of the Serial Preferred Stock of any series unless distributions are made to the holders of the Serial Preferred Stock of all series then outstanding in proportion to the aggregate amounts of the deficiencies in payments due to the respective series, and all payments shall be applied first, to dividends accrued and in arrears, next, to any amount required by any participation right, and, finally, to mandatory sinking fund payments. The terms “current dividend period” and “past dividend period” mean, if two or more series of Serial Preferred Stock having different dividend periods are at the time outstanding, the current dividend period or any past dividend period, as the case may be, with respect to each such series.

3.     Preference on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Serial Preferred Stock of each series shall be entitled to receive, for each share thereof, the fixed liquidation price for such series, plus, in case such liquidation, dissolution or winding up shall have been voluntary, the fixed liquidation premium for such series, if any, together in all cases with a sum equal to all dividends, if any, accrued or in arrears thereon and the full additional amount required by any participation right, before any distribution of the assets shall be made to holders of the Common Stock or Junior Stock; but the holders of the Serial Preferred Stock shall be entitled to no further participation in such distribution. If, upon any such liquidation, dissolution or winding up, the assets distributable among the holders of the Serial Preferred Stock shall be insufficient to permit the payment of the full preferential amounts aforesaid, then such assets shall be distributed among the holders of the Serial Preferred Stock then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled. A merger of the Corporation into any other corporation, or merger of any other corporation into the Corporation, or consolidation of the Corporation with any other corporation or a sale or transfer of the property of the Corporation as or substantially as an entirety shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

B.  Common Stock

1.     Dividends. Subject to the provisions of law and the rights of holders of shares at the time outstanding of all classes of stock having prior rights as to dividends, the holders of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in such amounts as the Board of Directors may deem advisable.

2.     Liquidation. In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after payment or provision for the payment of all the liabilities and obligations of the Corporation and all preferential amounts to which the holders of shares at the time outstanding of all classes of stock having prior rights thereto shall be entitled, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of Common Stock.

3.     Voting. Except to the extent to which the Board of Directors shall have specified voting power with respect to any other class of stock and except as otherwise provided by law, the exclusive voting power shall be vested in the Common Stock, the holder thereof being entitled to one vote for each share of Common Stock at all meetings of the shareholders of the Corporation.

C.  6.875% Perpetual Non-Cumulative Preferred Stock, Series A

Approved by the Board of Directors on October 30, 2025 and Shareholders on May 5, 2026

1.     Designation and Number of Shares.

This series of Preferred Stock shall be designated as the 6.875% Perpetual Non-Cumulative Preferred Stock, Series A, par value $10.00 per share (the “Series A Preferred Stock”), with a liquidation preference of $10,000 per share of Series A Preferred Stock, and SEVENTEEN THOUSAND TWO HUNDRED FIFTY (17,250) shall be the maximum number of shares constituting this series.

2.     Definitions.

(a)   “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York are closed.

(b)   “Common Stock” means the Corporation’s common stock, par value $1.33 per share.

(c)   “DTC” means The Depository Trust Company.

(d) “original issue date” means the first date of issuance of the Series A Preferred Stock.

(e) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

(f) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock; (2) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.

(d) “Series A Dividend Payment Date” has the meaning set forth in Section 4(b).

(e) “Series A Dividend Period” means the period from and including a Series A Dividend Payment Date to, but excluding, the next Series A Dividend Payment Date, except that the initial Series A Dividend Period will commence on and include the original issue date of Series A Preferred Stock.

(f) “Series A Junior Securities” has the meaning set forth in Section 3(a).

(g) “Series A Parity Securities” has the meaning set forth in Section 3(b).

3.     Ranking. The shares of Series A Preferred Stock shall rank:

(a) senior, as to dividends and upon liquidation, dissolution and winding up of the Corporation, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Junior Securities”); and

(b) on a parity, as to dividends and upon liquidation, dissolution and winding up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms,

Approved by the Board of Directors on October 30, 2025 and Shareholders on May 5, 2026

expressly provides that it ranks pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Parity Securities”).

(c) The Corporation may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities without the consent of the holders of the Series A Preferred Stock.

Section 4.     Dividends.

(a) Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Virginia law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 6.875% per annum for each Series A Dividend Period from the original issue date of the Series A Preferred Stock to, and including, the redemption date of the Series A Preferred Stock, if any. If the Corporation issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares will accrue from the date such additional shares are issued.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series A Preferred Stock (each such date, a “Series A Dividend Payment Date”) quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2020. If any date on which dividends would otherwise be payable is not a Business Day, then the Series A Dividend Payment Date will be the next Business Day, without any adjustment to the amount of dividends paid.

(c) Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Series A Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Series A Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(d) Dividends payable on Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(e) Dividends on the Series A Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series A Preferred Stock in respect of a Series A Dividend Period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable Series A Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series A Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any subsequent Series A Dividend Period with respect to the Series A Preferred Stock.

(f) So long as any share of Series A Preferred Stock remains outstanding:

(1) no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series A Junior Securities, other than (i) a dividend payable solely in Series A Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

(2) no shares of Series A Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (ii) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series A Junior Securities pursuant to a contractually binding requirement to buy Series A Junior Securities existing prior to the preceding Series A Dividend Period, including under a contractually binding stock repurchase plan, (vi) the

Approved by the Board of Directors on October 30, 2025 and Shareholders on May 5, 2026

purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Series A Junior Securities in the ordinary course of business, (viii) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any Series A Junior Securities by the Corporation; and

(3) no shares of Series A Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, during a dividend period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Series A Parity Securities, if any, (ii) as a result of a reclassification of Series A Parity Securities for or into other Series A Parity Securities, (iii) the exchange or conversion of Series A Parity Securities for or into other Series A Parity Securities or Series A Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Securities, (v) purchases of shares of Series A Parity Securities pursuant to a contractually binding requirement to buy Series A Parity Securities existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series A Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Series A Parity Securities in the ordinary course of business, (viii) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series A Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; unless, in each case, the full dividends for the preceding Series A Dividend Period on all outstanding shares of Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment.

(g) The Corporation will not declare or pay or set apart funds for the payment of dividends on any Series A Parity Securities unless the Corporation has paid or set apart funds for the payment of dividends on the Series A Preferred Stock. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Series A Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any Series A Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series A Preferred Stock, and accrued dividends, including any accumulations, on any Series A Parity Securities, bear to each other for the then-current Series A Dividend Period.

(h) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or any Series A Junior Securities or Series A Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

(i) Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Section 5.     Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series A Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Series A Preferred Stock, before any distribution of assets is made to holders of Common Stock or any Series A

Approved by the Board of Directors on October 30, 2025 and Shareholders on May 5, 2026

Junior Securities, a liquidating distribution in the amount of the liquidation preference of $10,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series A Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation’s Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this Section 5, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.     Redemption.

(a) Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series A Preferred Stock is not redeemable prior to September 1, 2025. On and after that date, Series A Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, on any Series A Dividend Payment Date, at a redemption price equal to $10,000 per share, plus any declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption up to the redemption date. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of Series A Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $10,000 per share, plus any declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption up to the redemption date, upon notice given as provided in Subsection (b) below.

(b) If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be sent to the holders of record of Series A Preferred Stock to be redeemed, sent not less than 15 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if any depositary shares representing Series A Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price. On and after the redemption date, dividends will cease to accrue on shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under Section 7, except the right to receive the redemption price plus any declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption up to the redemption date.

(c) In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot.

(d) Any redemption of the Preferred Stock is subject to receipt by the Corporation of any required prior approval by the Board of Governors of the Federal Reserve System and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve System applicable to redemption of the Series A Preferred Stock.

Section 7.     Voting Rights.

Approved by the Board of Directors on October 30, 2025 and Shareholders on May 5, 2026

(a) Except as provided below or as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (2) amend the provisions of the Corporation’s amended and restated articles of incorporation, as amended, so as to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock, taken as a whole, provided, however, that any increase in the amount of the authorized or issued shares of Series A Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock; and (3) consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series A Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series A Preferred Stock or new preferred securities have terms that are not materially less favorable than the Series A Preferred Stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed.

(c) If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six quarterly dividend periods, whether or not consecutive, the number of directors on the Board shall be increased by two at the Corporation’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of Series A Preferred Stock entitled thereto shall have been paid, in full, the holders of shares of Series A Preferred Stock shall have the right, voting as a class together with holders of any other equally ranked series of Preferred Stock that have similar voting rights, to elect such two additional members of the Corporation’s Board to hold office for a term of one year; provided that the Corporation’s Board shall at no time include more than two additional directors elected by holders of Series A Preferred Stock and any other equally ranked series of Preferred Stock having similar voting rights, if any, voting together as one class. Upon such payment in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of shares of Series A Preferred Stock shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described above. In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described above under Section 6, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section 6), and the terms of any additional directors elected by the holders of Series A Preferred Stock and any other equally ranked series of Preferred Stock having similar voting rights, if any, shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of such equally ranked series of Preferred Stock have similarly terminated.

Section 8.     Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any shares of the Series A Preferred Stock are outstanding, the Corporation shall use its best efforts to (i) make available on its website at https://www.atlanticunionbank.com (or any successor website) copies of the annual and quarterly reports that would be required to be filed with the Securities and Exchange Commission (“SEC”) on Forms 10-K and 10-Q,

Approved by the Board of Directors on October 30, 2025 and Shareholders on May 5, 2026

respectively, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act (other than any exhibits that would have been required), within the time periods that would apply if the Corporation were required to file those reports with the SEC if it were a “non-accelerated filer” within the meaning of the Exchange Act; and (ii) promptly, upon request, supply copies of such reports to any holder or prospective holder of the Series A Preferred Stock. In addition, the Corporation shall use its best efforts to mail (or otherwise provide) its annual and quarterly reports to all holders of the Series A Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

Section 9.      Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 10.      Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 11.      Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

Section 12.      Transfer Agent. The duly appointed transfer agent for the Series A Preferred Stock shall be Computershare Trust Company, N.A., collectively with Computershare Inc. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of the Series A Preferred Stock.

Section 13.      Registrar. The duly appointed registrar for the Series A Preferred Stock shall be Computershare Trust Company, N.A., collectively with Computershare Inc. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

IV.  No Preemptive Rights

No holder of shares of the capital stock of the Corporation of any class shall have any preemptive or preferential right to subscribe to or purchase (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

V.  Directors

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of such number of Directors as may be fixed from time to time in the Bylaws or by resolution adopted by the affirmative vote of a majority of the Directors then in office. Until the 2021 annual meeting of shareholders, the Directors shall be and are divided into three classes, designated as Class I, Class II, and Class III, as nearly equal in number as possible, with Directors of each class elected, subject to Article II, Section 8 of the Corporation’s Bylaws, to hold office until the third annual meeting of shareholders following the Director’s election and until a successor shall have been elected and qualified or until the Director’s prior death, resignation or removal. Notwithstanding the foregoing and without shortening the term of any Director previously elected, (i) at the 2021 annual meeting of shareholders, the Director nominees whose terms expire at that meeting shall be elected to hold office until the 2022 annual meeting of shareholders, (ii) at the 2022 annual meeting of shareholders, the Director nominees whose terms expire at that meeting shall be elected to hold office until the 2023 annual meeting of shareholders and (iii) at the 2023 annual meeting of shareholders and each annual meeting of shareholders thereafter, all Director nominees shall be elected to hold office until the next annual meeting of shareholders and until a successor is elected and qualified or until the Director’s prior death, resignation or removal.

Approved by the Board of Directors on October 30, 2025 and Shareholders on May 5, 2026

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Serial Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such Directorships shall be governed by the terms of these Articles of Incorporation applicable thereto.

If the office of any Director shall become vacant, the Directors then in office, whether or not a quorum, may by majority vote choose a successor who shall hold office until the next annual meeting of shareholders. In such event, if applicable, the successor elected by the shareholders at that annual meeting shall hold office for a term that shall coincide with the remaining term of the class of Directors to which that person has been elected. Vacancies resulting from the increase in the number of Directors shall be filled in the same manner.

Directors of the Corporation may be removed by shareholders of the Corporation only for cause and with the affirmative vote of a majority of the outstanding shares entitled to vote.

Advance notice of shareholder nominations for the election of Directors shall be given in the manner provided in the Bylaws of the Corporation.

VI.  Indemnification and Limit on Liability

(a) Mandatory Indemnification. To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, the Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a Director or officer of the Corporation, or (ii) any Director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

(b) Limitation of Liability. To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, in any proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article VI, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

(c) Agents and Employees. The Corporation may indemnify or contract in advance to indemnify any person not specified in subsection (a) of this Article VI against liabilities, fines, penalties and claims imposed upon or asserted against him or her (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) incurred by him or her in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in subsection (a) of this Article VI.

(d) References. In this Article VI:

(i) “Liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or expenses incurred with respect to a proceeding.

(ii) “Party” means an individual who was, is, or is threatened to be made a defendant or respondent in a proceeding.

Approved by the Board of Directors on October 30, 2025 and Shareholders on May 5, 2026

(iii) “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

Every reference in this Article VI to Directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. Every reference in this Article VI to Directors or officers shall also include every person who served at the request of the Corporation or one of its subsidiaries as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and their respective heirs, executors and administrators.

(e) Effective Date. The provisions of this Article VI shall be applicable to all proceedings commenced after its adoption by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article VI shall have any effect on the rights provided under this Article VI with respect to any act or omission occurring before the adoption of such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to provide any indemnity under this Article VI and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such Director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

(f) Change in Control. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, and notwithstanding subsection (h) of this Article VI, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel, the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel. If the nominees are unable to agree upon such special legal counsel, such special legal counsel shall be selected upon application to a court of competent jurisdiction.

(g) Advancement of Expenses. The Corporation shall pay for or reimburse the expenses incurred by any Director or officer who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under subsection (a) of this Article VI if he or she furnishes the Corporation with a signed, written undertaking to repay any funds advanced if it is ultimately determined that he or she is not entitled to indemnification or advancement of expenses. The undertaking shall be an unlimited general obligation of its maker and need not be secured and may be accepted by the Corporation without reference to financial ability of its maker to make repayment. Authorizations of payments under this subsection (g) shall be made by the persons specified in subsection (h).

(h) Any indemnification under subsection (a) of this Article VI shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person requesting indemnification has met the applicable standard of conduct set forth in subsection (a). Such determination shall be made:

(i)if there are two or more disinterested directors, by the Board of Directors by a majority vote of disinterested directors, a majority of whom shall constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

(ii)by special legal counsel:

(A)selected by the Board of Directors or its committee in the manner prescribed in subsection (h)(i) of this Article VI; or

(B)if there are fewer than two disinterested directors, selected by the Board of Directors, in which selection Directors who do not qualify as disinterested directors may participate; or

(iii)by the shareholders, but shares owned by or voted under the control of a Director who at the time does not qualify as a disinterested director may not be voted on the determination.

Approved by the Board of Directors on October 30, 2025 and Shareholders on May 5, 2026

Authorizations of indemnification or payments under subsection (g) of this Article VI shall be made in the same manner as the determination that indemnification is proper, except that if the determination is made by special legal counsel, such authorizations of indemnification or payments under subsection (g) of this Article VI shall be made by those entitled under subsection (h)(ii) to select counsel.

(i) The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in subsection (a) or (b) of this Article VI.

(j)The indemnification provided by this Article VI and provided hereafter pursuant to the power conferred by this Article VI on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article VI. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article VI or applicable laws of the Commonwealth of Virginia. Each provision of this Article VI shall be severable, and an adverse determination as to any such provision of this Article VI shall in no way affect the validity of any other provision of this Article VI.

VII.  Shareholder Approval of Certain Transactions

A plan of merger or share exchange, a transaction involving the sale of all or substantially all the Corporation’s assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the Directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of eighty percent (80%) or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

VIII.  Amendments

Adoption of any amendment to the Articles of Incorporation that requires approval of shareholders by law shall be approved by the vote of a majority of all the votes entitled to be cast on such amendment by each voting group entitled to vote on such amendment at a meeting at which a quorum of the voting group exists.

Approved by the Board of Directors on October 30, 2025 and Shareholders on May 5, 2026